EXHIBIT 99.1


Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

                          WINNEBAGO INDUSTRIES REPORTS
                         RECORD REVENUES FOR FISCAL 2003

FOREST CITY, IOWA, October 16, 2003 - Winnebago Industries, Inc. (NYSE:WGO), the nation's leading motor home manufacturer, today reported financial results for the Company's fourth quarter and fiscal year ended August 30, 2003.

     Revenues for the fourth quarter of fiscal 2003 were $225.7 million, compared to revenues of $220.1 million for the fourth quarter last year.

     Net income for the fourth quarter ended August 30, 2003 was $12.0 million versus $16.4 million for the fourth quarter of fiscal 2002. On a diluted per share basis, the Company earned 65 cents a share for the fourth quarter of fiscal 2003 versus 86 cents a share for the fourth quarter last year. Included in net income in the fourth quarter of fiscal 2002 was $455,000, or three cents a share, from the Company's discontinued operations.

     Revenues for fiscal 2003 (52 weeks) were a record $845.2 million versus $825.3 million for the previous fiscal year (53 weeks).

     Net income for fiscal 2003 was $49.9 million, versus $54.7 million for fiscal 2002. On a diluted per share basis, the Company earned $2.65 a share, versus $2.68 a share for fiscal 2002. Included in net income was $1.2 million from discontinued operations, or six cents a share, in fiscal 2003, versus $1.8 million, or nine cents a share, in fiscal 2002.

     "We saw a positive turnaround in business during the fourth quarter as dealers began stocking their shelves with new 2004 motor home models," said Winnebago Industries Chairman, CEO and President Bruce Hertzke. "Our new 2004 models have been well received by both our dealers and retail customers and our dealers have experienced increased traffic and retail sales at fall RV shows. The ramp-up of production in our new Charles City facility, which started production in March 2003, is continuing as scheduled, and we are now producing over 50 Class C motor homes per week in that facility. It is our intention to continue to gradually increase production within that facility throughout the coming months, allowing for additional Class A motor home production in Forest City as the market demands."

      "Results for the fourth quarter of fiscal 2003 were impacted by increased manufacturing costs as a result of lower production volumes, costs associated with the new Charles City facility, higher discounts, and the absence of EuroVan Camper business from Volkswagen of America," continued Hertzke.

     "We were very pleased with the results for the fiscal year which started at a record pace in the first half of the year," said Hertzke. "We experienced lower sales volume in the third quarter as a result of dealers choosing to trim inventory levels due to low consumer confidence levels, uncertainty about the war in Iraq and the coming model year changeover," said Hertzke. "It now appears that both wholesale and retail sales have normalized."

     Winnebago Industries motor home sales order backlog at the end of fiscal 2003 was 2,632 units, substantially up from the backlog of 1,419 reported at the end of the third quarter, however, down from the abnormally high backlog at the end of fiscal 2002 of 3,248.

     "As a result of the increases in backlog and sales activity during the fourth quarter, we have increased our production level and scheduled overtime in our factories," said Hertzke.

     Winnebago Industries is the top-selling motor home manufacturer with 19.2 percent market share for the first eight months of calendar 2003.

     In March, the Board of Directors announced the Company's eighth stock repurchase program, authorizing the purchase of Winnebago Industries' common stock for an aggregate price of up to $20 million. The Company had repurchased 345,899 shares as of August 30, 2003 under that authorization for an aggregate price of approximately $9.7 million. During fiscal 2003, Winnebago Industries repurchased in total 676,199 shares of common stock for an aggregate price of $20.2 million. As of August 30, 2003, outstanding shares were approximately 18,225,000.

     Also, previously announced, Winnebago Industries doubled its annual dividend as it began paying a quarterly rather than semi-annual dividend of ten cents a share for a total of 40 cents a share annually during fiscal 2004. The first quarterly payment was made on October 6, 2003 to shareholders of record as of September 5, 2003.

     Winnebago Industries will host a live webcast today at 10 a.m. ET to review the Company's fourth quarter and fiscal 2003 results. The webcast will be available on the Company's website at www.winnebagoind.com and will be archived and available for 90 days.

ABOUT WINNEBAGO INDUSTRIES

     Winnebago Industries, Inc. is the leading manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca, Rialta and Ultimate brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company's common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company's stock, visit, www.winnebagoind.com/investor_relations.htm.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

                           Winnebago Industries, Inc.
                   Unaudited Consolidated Statements of Income
                     (in thousands except per share amounts)

                                                               52 Weeks    53 Weeks
                                          Quarter Ended         Ended       Ended
                                      8/30/2003   8/31/2002   8/30/2003   8/31/2002
                                       --------    --------    --------    --------
Net revenues                           $225,694    $220,148    $845,210    $825,269
Cost of goods sold                      196,902     185,797     731,832     708,865
                                       --------------------------------------------
   Gross profit                          28,792      34,351     113,378     116,404
                                       --------------------------------------------
Operating expenses
   Selling                                6,346       6,039      19,753      19,606
   General and administrative             4,044       3,931      16,331      18,727
                                       --------------------------------------------
     Total operating expenses            10,390       9,970      36,084      38,333
                                       --------------------------------------------
Operating income                         18,402      24,381      77,294      78,071
Financial income                            398         612       1,399       3,253
                                       --------------------------------------------
Pre-tax income                           18,800      24,993      78,693      81,324
Provision for taxes                       6,832       9,029      29,961      28,431
                                       --------------------------------------------
Income from continuing operations        11,968      15,964      48,732      52,893
Income from discontinued operations
  (Net of taxes)                             --         455       1,152       1,778
                                       --------------------------------------------
Net income                             $ 11,968    $ 16,419    $ 49,884    $ 54,671
                                       ============================================
Income per share (basic)
  From continuing operations           $   0.66    $   0.85    $   2.64    $   2.65
  From discontinued operations               --         .03         .06         .09
                                       --------------------------------------------
   Net income                          $   0.66    $   0.88    $   2.70    $   2.74
                                       ============================================
Number of shares used in per share
   calculations-basic                    18,184      18,752      18,487      19,949
                                       ============================================
Income per share (diluted)
  From continuing operations           $   0.65    $   0.83    $   2.59    $   2.59
  From discontinued operations               --         .03         .06         .09
                                       --------------------------------------------
   Net income                          $   0.65    $   0.86    $   2.65    $   2.68
                                       ============================================
Number of shares used in per share
   calculations-diluted                  18,490      19,166      18,818      20,384
                                       ============================================

                             Winnebago Industries, Inc.
                  Unaudited Condensed Consolidated Balance Sheets
                                   (In thousands)

                                                   Aug. 30, 2003   Aug. 31, 2002
                                                   -------------   -------------
ASSETS
Current assets
  Cash                                                $ 99,381       $ 42,225
  Receivables                                           30,885         28,375
  Inventories                                          114,282        113,654
  Other                                                 12,741         11,221
  Net assets of discontinued operations                     --         38,121
                                                      -----------------------
    Total current assets                               257,289        233,596
Property and equipment, net                             63,318         48,927
Deferred income taxes                                   22,491         22,438
Investment in life insurance                            22,794         23,474
Other assets                                            11,570          8,642
                                                      -----------------------
    Total assets                                      $377,462       $337,077
                                                      =======================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                    $ 52,239       $ 44,230
  Income taxes payable                                      --          2,610
  Accrued expenses                                      40,159         41,761
                                                      -----------------------
    Total current liabilities                           92,398         88,601
Post retirement health care and
  deferred compensation benefits                        74,438         68,661
Stockholders' equity                                   210,626        179,815
                                                      -----------------------
    Total liabilities and stockholders' equity        $377,462       $337,077
                                                      =======================

                            WINNEBAGO INDUSTRIES INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                       52 WEEKS        53 WEEKS
                                                                      8/30/2003       8/31/2002
                                                                      ---------       ---------
Cash flows from operating activities
   Net income as shown on the statement of income                     $  49,884       $  54,671
   Income from discontinued operations                                   (1,152)         (1,778)
                                                                      ---------       ---------
   Income from continuing operations                                     48,732          52,893
Adjustments to reconcile net income to net cash provided by
   operating activities
   Depreciation and amortization                                          8,786           7,879
   Tax benefit of stock options                                           1,356           3,349
   Other                                                                    176            (248)
Change in assets and liabilities
   Increase in receivable and other assets                               (1,825)         (8,085)
   Increase in inventories                                                 (628)        (33,839)
   Increase in deferred income taxes                                     (1,071)         (1,127)
   Increase in accounts payable and accrued expenses                      6,407          10,921
   Decrease in income taxes payable                                      (4,035)         (2,328)
   Increase in postretirement benefits                                    4,884           5,278
                                                                      ---------       ---------
   Net cash provided by continuing operations                            62,782          34,693
   Net cash provided by discontinued operations                             234             319
                                                                      ---------       ---------
Net cash provided by operating activities                                63,016          35,012
                                                                      ---------       ---------

Cash flows provided by (used in) investing activities
   Purchases of property and equipment                                  (23,487)        (10,997)
   Other                                                                 (1,232)         (2,644)
                                                                      ---------       ---------
   Net cash used in continuing operations                               (24,719)        (13,641)
   Net cash provided by discontinued operations                          39,288           4,243
                                                                      ---------       ---------
Net cash provided by (used in) investing activities                      14,569          (9,398)
                                                                      ---------       ---------

Cash flows used in financing activities and capital transactions
   Payments for purchase of common stock                                (20,221)        (86,072)
   Payment of cash dividends                                             (3,701)         (3,954)
   Proceeds from issuance of common and treasury stock                    3,493           4,357
                                                                      ---------       ---------
Net cash used in financing activities and capital transactions          (20,429)        (85,669)
                                                                      ---------       ---------

Net increase (decrease) in cash and cash equivalents                     57,156         (60,055)

Cash and cash equivalents-beginning of period                            42,225         102,280
                                                                      ---------       ---------

Cash and cash equivalents-end of period                               $  99,381       $  42,225
                                                                      =========       =========

                    Shipment/Backlog/Dealer Inventory Detail
                                (Volume in Units)
                                    Unaudited

                                                        52 Weeks  53 Weeks
                         Quarter Ended  Quarter Ended    Ended      Ended
                           8/30/2003      8/31/2002    8/30/2003  8/31/2002
                           ---------      ---------    ---------  ---------
Unit shipments
  Class A                      1,790          1,783        6,705      6,725
  (Class A diesel)              (382)          (369)      (1,552)    (1,667)
  Class C                      1,151          1,151        4,021      4,329
     Total shipments           2,941          2,934       10,726     11,054

Sales order backlog
  Class A                                                  1,784      2,163
  (Class A diesel)                                          (612)      (445)
  Class C                                                    848      1,085
      Total backlog                                        2,632      3,248

Dealer inventory                                           3,945      4,000



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